UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2011

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2011, the Board of Directors (the “Board”) of DCT Industrial Trust Inc. (the “Company”) appointed Marilyn A. Alexander as a Director of the Company, effective as of December 16, 2011, to serve until the Company’s 2012 annual meeting of stockholders. Ms. Alexander will serve on the Board’s Audit Committee and Nominating & Corporate Governance Committee.

On December 16, 2011, pursuant to the Board’s current policy regarding director compensation, the Company will grant Ms. Alexander shares of phantom stock of the Company with a value equal to $32,000 and an option to purchase shares of the Company’s common stock with a value equal to $8,000. The shares of phantom stock and the option will vest in full on the first anniversary of the grant date, subject to continued service as a director, and the option will have an exercise price per share equal to the closing price of the common stock of the Company on the New York Stock Exchange on the grant date.

Additionally, in connection with Ms. Alexander’s appointment to the Board, the Company and Ms. Alexander will enter into an indemnification agreement in substantially the same form as the Company has entered into with each of the Company’s existing directors. The indemnification agreement requires, among other matters, that the Company indemnify Ms. Alexander to the fullest extent permitted by law for reasonable expenses and liabilities arising out of any proceeding involving Ms. Alexander by reason of her service as a member of the Board and advance to her all such expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

Date: December 9, 2011	By:	/s/ John G. Spiegleman
	Name:	John G. Spiegleman
	Title:	Executive Vice President and General Counsel